JPMorgan Chase Financial Company LLC	March 2026

Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated March 31, 2026

Filed pursuant to Rule 424(b)(2)

INTEREST RATE Structured Investments

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

As further described below, we, JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, have the right to redeem the notes, in whole but not in part, on any quarterly redemption date, beginning on April 6, 2027 and ending on January 6, 2031, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest.  Subject to the call feature, interest will accrue and be payable on the notes quarterly, in arrears, (i) from the original issue date to April 6, 2027: at a rate of 8.80% per annum and (ii) from April 6, 2027 to maturity: at a variable rate equal to 8.80% per annum for each calendar day that the 10-year Constant Maturity Treasury (“CMT”) rate is less than or equal to 4.60% (which we refer to as the reference rate range).  Consequently, if, on any day, the level of the 10-year CMT rate is not within the reference rate range, no interest will accrue for such day.  The notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes with respect to any day during the floating interest rate period on which the 10-year CMT rate is not within the reference rate range.  The 10-year CMT rate is published by the Federal Reserve System Board of Governors, or its successor, as the yield for U.S. Treasury securities with a “constant maturity” of 10 years.  For additional information about the 10-year CMT rate, see “The 10-Year Constant Maturity Treasury Rate Overview” below.  The notes are unsecured and unsubordinated obligations of JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Aggregate principal amount:	$4,250,000
Reference rate:

10-year Constant Maturity Treasury rate. As further described in this document, (i) in determining the reference rate for a U.S. government securities business day, the reference rate will be the rate in respect of such day that is published by the Federal Reserve System Board of Governors, or its successor, on its website or in another recognized electronic source, as the yield is displayed for U.S. Treasury securities at “constant maturity” under the column for the Designated CMT Maturity that appears on the Designated CMT Bloomberg Page and (ii) in determining the reference rate for any other day that is not a U.S. government securities business day, the reference rate for that calendar day will be the reference rate determined with respect to the immediately preceding U.S. government securities business day.

Please see “Supplemental Terms of the Notes” below.

Payment at maturity:	On the maturity date, we will pay you the principal amount of your notes plus any accrued and unpaid interest, provided that your notes are outstanding and have not previously been called on any redemption date.
Call feature:	On the 6th calendar day of January, April, July and October of each year, beginning on April 6, 2027 and ending on January 6, 2031 (each, a “redemption date”), we may redeem your notes, in whole but not in part, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest, subject to the business day convention and the interest accrual convention described below and in the accompanying product supplement.
Interest:

Subject to the interest accrual convention, with respect to each interest period, for each $1,000 stated principal amount note, we will pay you interest in arrears on each interest payment date in accordance with the following formula:

$1,000 × interest rate × day count fraction.

Interest rate:

From and including the original issue date to but excluding April 6, 2027: 8.80% per annum (the “fixed interest rate”)

From and including April 6, 2027 to but excluding the maturity date or any earlier redemption date (the “floating interest rate period”):

For each interest period, a variable rate per annum equal to:

(x) 8.80% per annum (the “interest factor”) times (y) N/ACT; where

“N” = the total number of calendar days in the applicable interest period on which the reference rate is within the applicable reference rate range (“accrual days”); and

“ACT” = the total number of calendar days in the applicable interest period.

If on any calendar day, the reference rate is not within the reference rate range, interest will accrue at a rate of 0.00% per annum for that day.

Reference rate range:	Less than or equal to 4.60%
Pricing date:	March 31, 2026
Original issue date (settlement date):	April 6, 2026, subject to the business day convention
Maturity date:	April 6, 2031, subject to the business day convention
Terms continued on the following page

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per note	$1,000.00	$15.00(2)	$982.273
		$2.727(3)
Total	$4,250,000.00	$75,339.75	$4,174,660.25
(1)	The price to public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 stated principal amount note it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $2.727 for each $1,000 stated principal amount note.

The estimated value of the notes on the pricing date was $976.30 per $1,000 stated principal amount note. See “Additional Information about the Notes — The estimated value of the notes” in this document for additional information.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum and “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page PS-6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Notes” at the end of this document.

Product supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Secured Overnight Financing Rate (SOFR) Linked Range Accrual Notes

Terms continued from previous page:

Interest period:	The period beginning on and including the original issue date and ending on but excluding the first interest payment date, and each successive period beginning on and including an interest payment date and ending on but excluding the next succeeding interest payment date, subject to any earlier redemption and the interest accrual convention described below and in the accompanying product supplement
Interest payment dates:	Interest on the notes will be payable in arrears on the 6th calendar day of January, April, July and October of each year, beginning on July 6, 2026 to and including the maturity date (each, an “interest payment date”), subject to any earlier redemption and the business day convention and interest accrual convention described below and in the accompanying product supplement.
Reference rate cutoff:	The reference rate for any day from and including the fifth U.S. government securities business day prior to the related interest payment date for any interest period will be the reference rate with respect to the fifth U.S. government securities business day prior to that interest payment date.
Business day convention:	Following
Interest accrual convention:	Unadjusted
Day count convention:	30 / 360
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” above)
CUSIP / ISIN:	46660NAQ6 / US46660NAQ60
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Listing:	The notes will not be listed on any securities exchange.

March 2026	Page 2

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Secured Overnight Financing Rate (SOFR) Linked Range Accrual Notes

The Notes

The notes offered are unsecured and unsubordinated obligations of JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co.  As further described below, subject to the call feature, interest will accrue and be payable on the notes quarterly, in arrears, (i) from the original issue date to April 6, 2027: at a rate of 8.80% per annum (which we refer to as the fixed interest rate) and (ii) from April 6, 2027 to maturity: at a variable rate equal to 8.80% per annum (which we refer to as the interest factor) for each calendar day that the 10-year CMT rate is less than or equal to 4.60% (which we refer to as the reference rate range). Consequently, if, on any day, the level of the 10-year CMT rate is not within the reference rate range, no interest will accrue for such day.  The notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes with respect to any day during the floating interest rate period on which the 10-year CMT rate is not within the reference rate range.  Investors must be willing and able to forgo interest for significant periods of time, including possibly the entire floating interest rate period.

Beginning April 6, 2027, we have the right to redeem the notes, at our discretion, in whole but not in part, on any quarterly redemption date, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest. If we decide to redeem the notes, we will give you notice at least 5 business days and not more than 15 business days before the applicable redemption date. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the 10-year CMT rate is a “Base Rate.”

The following procedures will be followed if, with respect to any calendar day, the 10-year CMT rate cannot be determined as described under “Final Terms — Reference rate” in this document:

•	If the rate described under “Final Terms — Reference rate” is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that calendar day, then the reference rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity or other U.S. Treasury rate for the Designated CMT Maturity on that calendar day as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page and published on the website of the Federal Reserve System Board of Governors or in another recognized electronic source.

•	If the information described in the first bullet point is not provided by 5:00 p.m., New York City time, on that calendar day, then the calculation agent, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, will determine the reference rate for that calendar day in its sole discretion.

“Designated CMT Bloomberg Page” means the Bloomberg Screen H15T10Y Page (or any successor page).

“Designated CMT Maturity” means 10 years.

Notwithstanding the foregoing paragraphs:

(i) If the calculation agent determines in its sole discretion on or prior to the relevant calendar day that the Treasury Constant Maturity rate for the Designated CMT Maturity has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the reference rate for that calendar day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate; and

March 2026	Page 3

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Secured Overnight Financing Rate (SOFR) Linked Range Accrual Notes

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, U.S. government securities business day, business day convention, interest accrual convention and day count convention and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the notes. We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this document without your consent and without notifying you. See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

Any values of the reference rate, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

March 2026	Page 4

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Secured Overnight Financing Rate (SOFR) Linked Range Accrual Notes

How the Notes Work

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any year during the floating interest rate period based on the total number of calendar days in a quarterly interest period on which the 10-year CMT rate is within the reference rate range.  The table assumes that the interest period contains 90 calendar days.

The example below is for purposes of illustration only and would provide different results if different assumptions were made. The actual quarterly interest during the floating interest rate period will depend on the actual number of calendar days in each interest period and the actual level of the 10-year CMT rate on each day. The applicable interest rate for each quarterly interest period during the floating interest rate period will be determined on a per-annum basis but will apply only to that interest period.

N	Annualized Rate of Interest Paid
0	0.00000%
15	1.46667%
30	2.93333%
45	4.40000%
60	5.86667%
75	7.33333%
90	8.80000%

Beginning April 6, 2027, it is possible that you could receive little or no interest on the notes. If, on any calendar day during the floating interest rate period, the 10-year CMT rate is not within the reference rate range, interest will accrue at a rate of 0.00% per annum for that day.

March 2026	Page 5

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Secured Overnight Financing Rate (SOFR) Linked Range Accrual Notes

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to the Notes Generally

▪	We may call your notes prior to their scheduled maturity date. We may choose to call the notes early or choose not to call the notes early on any redemption date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus any accrued and unpaid interest to, but excluding, the applicable redemption date. The aggregate amount that you will receive through and including the applicable redemption date will be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, your overall return may be less than the yield that the notes would have earned if you held your notes to maturity and you may not be able to reinvest your funds at the same rate as the original notes. We may choose to call the notes early, for example, if U.S. interest rates decrease or do not rise significantly or if volatility of U.S. interest rates decreases significantly.
▪	The notes are not ordinary debt securities; the interest rate on the notes during the floating interest rate period is not fixed but is variable. The rate of interest paid by us on the notes during the floating interest rate period is not fixed, but will vary depending on the daily fluctuations in the reference rate. Consequently, the return on the notes may be less than those otherwise payable on debt issued by us with similar maturities. Although the variable interest rate on the notes is determined by reference to the reference rate, the interest rate on the notes does not track the reference rate. You should consider, among other things, the overall annual percentage rate of interest to maturity as compared to other equivalent investment alternatives.
▪	The interest rate on the notes during the floating interest rate period is based on the reference rate, which will be the 10-year CMT rate. The amount of interest, if any, payable on the notes during the floating interest rate period will depend on a number of factors that could affect the levels of the reference rate, and in turn, could affect the value of the notes. These factors include (but are not limited to) the expected volatility of the reference rate, interest and yield rates in the market generally, the performance of capital markets, monetary policies, fiscal policies, regulatory or judicial events, inflation, general economic conditions, and public expectations with respect to such factors. These and other factors may have a negative impact on the reference rate and on the value of the notes in the secondary market. The effect that any single factor may have on the reference rate may be partially offset by other factors. We cannot predict the factors that may affect the reference rate, and consequently the interest rate for an interest period within the floating interest rate period. If the reference rate is outside the reference rate range on any calendar during an interest period within the floating interest rate period, the interest rate for that interest period will be reduced and could be zero.
▪	The interest rate on the notes during the floating interest rate period is limited to 8.80% per annum. The interest rate during the floating interest rate period will be limited to the interest factor of 8.80% per annum. Interest during any interest period within the floating interest rate period will accrue at a rate per annum equal to the product of (1) 8.80% per annum and (2) the accrual days divided by the number of days in that interest period. As a result, the interest rate for any interest period within the floating interest rate period will never exceed the interest factor, regardless of any appreciation of the reference rate, which may be significant.
▪	The interest rate on the notes during part or all of the floating interest rate period may be zero. Although the maximum rate is equal to the interest factor of 8.80% per annum during the floating interest rate period, for every calendar day during any interest period within the floating interest rate period that is not an accrual day, the interest rate for that interest period will be reduced. We cannot predict the factors that may cause a calendar day to be an accrual day or not. The amount of interest you accrue on the notes in any interest period within the floating interest rate period may decrease even if the reference rate increases. If no calendar day during any interest period within the floating interest rate period is an accrual day, the interest rate for that interest period would be zero. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during that interest period.

March 2026	Page 6

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Secured Overnight Financing Rate (SOFR) Linked Range Accrual Notes

▪	For purposes of determining the 10-year CMT rate during the floating interest rate period, the level of the reference rate for any day from and including the fifth U.S. government securities business day prior to the interest payment date of an interest period will be the level of the reference rate with respect to that fifth day. Because the level of the reference rate for any day from and including the fifth U.S. government securities business day prior to the interest payment date of an interest period within the floating interest rate period will be the level of the reference rate with respect to that fifth day, if with respect to that fifth day, the 10-year CMT rate is not within the reference rate range, you will not receive any interest in respect of any days on or after that fifth business day to but excluding that interest payment date even if any of those days would have been an accrual day were the levels of the 10-year CMT rate determined based on the actual reference rate with respect to that day.
▪	Floating rate notes differ from fixed rate notes. The interest rate on the notes during an interest period within the floating interest rate period will be variable and determined based on whether the reference rate is within the reference rate range on each calendar day during that period, which may result in a return less than returns otherwise payable on notes issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
▪	The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the market value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
▪	The notes are subject to reinvestment risk. If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable redemption date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the maturity date.
▪	Secondary trading may be limited. The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

March 2026	Page 7

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Secured Overnight Financing Rate (SOFR) Linked Range Accrual Notes

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the notes and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes and hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The calculation agent will determine the reference rate on any day during the floating interest rate period and will determine the amount of interest payable on each interest payment date. Determinations made by the calculation agent may adversely affect the amount of interest payable during the floating interest rate period.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the level of the reference rate. Additionally, these hedging or trading activities during the term of the notes could potentially affect the reference rate on any day during the floating interest rate period and, accordingly, whether interest will accrue on any day during the floating interest rate period. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

▪	The estimated value of the notes is lower than the original issue price (price to public) of the notes. The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Additional Information about the Notes — The estimated value of the notes” in this document.
▪	The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. The estimated value of the notes is determined by reference to internal pricing models of our affiliates. This estimated value of the notes is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Additional Information about the Notes — The estimated value of the notes” in this document.
▪	The estimated value of the notes is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Additional Information about the Notes — The estimated value of the notes” in this document.

March 2026	Page 8

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Callable Notes due April 6, 2031

10-Year Constant Maturity Treasury Rate Linked Range Accrual Notes

Secured Overnight Financing Rate (SOFR) Linked Range Accrual Notes

▪	The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the notes for a limited time period. We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Notes — Secondary market prices of the notes” in this document for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the notes will likely be lower than the original issue price of the notes. Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the notes will be impacted by many economic and market factors. The notes will be affected by a number of economic and market factors that may either offset or magnify each other, including but not limited to:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuance;
o	the actual and expected volatility of the reference rate;
o	the actual or potential cessation of the 10-year CMT rate;
o	the time to maturity of the notes;
o	the likelihood of an early redemption being triggered;
o	interest and yield rates in the market generally, as well as the volatility of those rates; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Rate

▪	The 10-year CMT rate will be affected by a number of factors and may be volatile. The 10-year CMT rate will depend on a number of factors, including, but not limited to:
o	supply and demand for U.S. Treasury notes with approximately 10 years remaining to maturity;
o	sentiment regarding underlying strength in the U.S. and global economies;
o	sentiment regarding credit quality in the U.S. and global credit markets;
o	central bank policy regarding interest rates;
o	inflation and expectations concerning inflation;
o	performance of capital markets; and
o	any statements from public government officials regarding the cessation of the 10-year CMT rate.

These and other factors may have a negative effect on the performance of the 10-year CMT rate, on the payment of interest during the floating interest rate period and on the value of the notes in the secondary market.

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▪	The 10-year CMT rate and the manner in which it is calculated may change in the future. There can be no assurance that the method by which the 10-year CMT rate is calculated will continue in its current form. Any changes in the method of calculation could increase the reference rate.
▪	The reference rate may be determined by the calculation agent in its sole discretion or, if it is discontinued or ceased to be published permanently or indefinitely, replaced by a successor or substitute rate. If on any calendar day, the Treasury Constant Maturity rate for the Designated CMT Maturity is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that calendar day, and that rate or a rate that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page is not published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury, then the calculation agent, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, will determine the reference rate for that calendar day in its sole discretion. Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant calendar day that the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the reference rate for that calendar day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, U.S. government securities business day, business day convention, interest accrual convention and day count convention and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could affect the value of the reference rate used on a calendar day, which could adversely affect the return on and the market value of the notes.

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The 10-Year Constant Maturity Treasury Rate Overview

The 10-year CMT rate refers to the rate published by the Federal Reserve System Board of Governors, or its successor, on its website or in another recognized electronic source, as the yield is displayed for U.S. Treasury securities at “constant maturity” under the column for the Designated CMT Maturity of 10 years that appears on the Designated CMT Bloomberg Page. Information contained in the publication page for the 10-year CMT rate is not incorporated by reference in, and should not be considered part of, this document.

Please see “Final Terms — Reference rate” and “Supplemental Terms of the Notes” in this document for how the reference rate is determined.

Information as of market close on March 31, 2026:

Current Level of the 10-Year CMT Rate:	4.30%	52 Week High (on 5/21/2025):	4.58%
52 Weeks Ago (on 3/31/2025):	4.23%	52 Week Low (on 2/27/2026):	3.97%

The table below sets forth the published high and low levels of the 10-year CMT rate, as well as end-of-quarter levels, for each quarter in the period from January 1, 2021 through March 31, 2026. The level of the 10-year CMT rate on March 31, 2026 was 4.30%. The associated graph shows the levels of the 10-year CMT Rate for each day in the same period. We obtained the level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of the 10-year CMT rate should not be taken as an indication of its future performance, and no assurance can be given as to the level of the 10-year CMT rate at any time, including on any calendar day during the floating interest rate period.

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10-Year CMT Rate	High	Low	Period End
2021
First Quarter	1.74%	0.93%	1.74%
Second Quarter	1.73%	1.45%	1.45%
Third Quarter	1.55%	1.19%	1.52%
Fourth Quarter	1.68%	1.35%	1.52%
2022
First Quarter	2.48%	1.63%	2.32%
Second Quarter	3.49%	2.39%	2.98%
Third Quarter	3.97%	2.60%	3.83%
Fourth Quarter	4.25%	3.42%	3.88%
2023
First Quarter	4.08%	3.37%	3.48%
Second Quarter	3.85%	3.30%	3.81%
Third Quarter	4.61%	3.75%	4.59%
Fourth Quarter	4.98%	3.79%	3.88%
2024
First Quarter	4.34%	3.87%	4.20%
Second Quarter	4.70%	4.20%	4.36%
Third Quarter	4.48%	3.63%	3.81%
Fourth Quarter	4.62%	3.74%	4.58%
2025
First Quarter	4.79%	4.16%	4.23%
Second Quarter	4.58%	4.01%	4.24%
Third Quarter	4.50%	4.01%	4.16%
Fourth Quarter	4.19%	3.97%	4.18%
2026
First Quarter	4.44%	3.97%	4.30%

10-Year Constant Maturity Treasury Rate Historical Performance January 4, 2021 to March 31, 2026

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Additional Information about the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions:
Minimum ticketing size:	$1,000 / 1 note
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the notes:

The estimated value of the notes set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates” in this document.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes is lower than the original issue price (price to public) of the notes” in this document.

Secondary market prices of the notes:	For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs

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included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the notes for a limited time period.”
Tax treatment:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 1-I. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the year, with the result that your taxable income in any year may differ significantly from the interest payments, if any, you receive in that year. Upon sale or exchange (including an early redemption or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the CPDI, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note (determined without regard to any of the adjustments described above), and decreased by the amount of any projected payments in respect of the CPDI through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of CPDIs at their issue price should consult their tax advisers with respect to the tax consequences of an investment in CPDIs, including the treatment of the difference, if any, between the basis in their CPDIs and the CPDI’s adjusted issue price.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes Treated as Debt Instruments and That Have a Term of More than One Year – Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Comparable yield and projected payment Schedule:	Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the “comparable yield,” based upon the term to maturity of the notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance, is an annual rate of 4.52%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 stated principal amount security consists of a single payment at maturity, equal to $1,220.39. Assuming a semiannual accrual period, the following table sets out the amount

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of OID that will accrue with respect to a security during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Stated Principal Amount Security)	Total Accrued OID from Original Issue Date (Per $1.000 Stated Principal Amount Security) as of End of Calendar Period
April 6, 2026 through December 31, 2026	$32.84	$32.84
January 1, 2027 through December 31, 2027	$43.43	$76.27
January 1, 2028 through December 31, 2028	$43.54	$119.81
January 1, 2029 through December 31, 2029	$44.00	$163.81
January 1, 2030 through December 31, 2030	$44.60	$208.41
January 1, 2031 through April 6, 2031	$11.98	$220.39

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be. The amount you actually receive at maturity or earlier sale or exchange of your securities will affect your income for that year, as described above under “Tax Treatment.”
Supplemental use of proceeds and hedging:

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” in this document for an illustration of the risk-return profile of the notes and “The 10-Year Constant Maturity Treasury Rate Overview” in this document for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement

Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the notes in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each note.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes and the guarantee:	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that

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represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•   Product supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

•   Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

•   Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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